Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration statement on Form S-1 of our report dated March 13, 2020 relating to the consolidated financial statements of Ondas Holdings Inc. as of and for the years ended December 31, 2019 and 2018 (which includes an explanatory paragraph related to the Company’s ability to continue as a going concern) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Rosenberg Rich Baker Berman, P.A.

Somerset, New Jersey

October 23, 2020